Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Mike Zawoysky, Acting Chief Financial Officer	Joe Hassett
(856) 768-4943	(610) 642-8253
A.C. Moore Reports Second Quarter 2008 Results
•     Net sales increase 1.6% versus last year
Berlin, New Jersey, August 11, 2008 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) (the “Company”) today announced results for the second quarter ended June 30, 2008.
Sales for the second quarter of 2008 were $126.4 million, an increase of 1.6% versus sales of $124.4 million during the second quarter of 2007. Same store sales decreased by 4.8% versus the same period in 2007. Net loss was $4.3 million, or $0.21 per share, compared with a net loss of $0.6 million, or $0.03 per share, in the second quarter of 2007. Second quarter 2008 results include charges related to the non-cash fixed asset impairment of $0.07 per share and store closing costs of $0.02 per share. Second quarter 2007 results include a charge of $0.03 per share related to a one-time legal settlement.
Sales for the six months ended June 30, 2008 were $253.0 million, a decrease of 2.6%, versus sales of $259.8 million in the same period in 2007. Same store sales decreased by 8.4% for the six month period. Net loss for the six months ended June 30, 2008 was $6.0 million or $0.30 per share versus a net loss of $0.2 million, or $0.01 per share, in the same period in 2007. Results for the six months ended June 30, 2008 include costs of $0.01 per share related to the inventory restatement, a state tax reserve of $0.03 per share, non-cash fixed asset impairment of $0.07 per share and store closing costs of $0.02 per share. Results for the six months ended June 30, 2007 include $0.4 million, or $0.01 per share, related to changes in management.
Rick A. Lepley, Chief Executive Officer, stated, “During the quarter we continued work at the store and corporate level on improving our overall execution and installing state of the art information systems. We remain focused on the areas that will have a favorable long-term impact on our Company.”
The Company will host a conference call beginning at 8:30 a.m., Eastern Time, on Monday, August 11, 2008 to discuss second quarter 2008 results. To participate in the conference call, please call 800-559-6679 and provide the operator with passcode #59282522. If you are unable to access the live call, please dial 800-642-1687 and enter pin #59282522 to access the taped digital replay. The replay will be available at approximately 9:30 a.m. ET on Monday, August 11, 2008 and will remain available until Monday, August 25, 2008 at 11:59 p.m.

A simultaneous webcast of the conference call may be accessed at www.acmoore.com. Go to “About Us” and click on “Corporate Profile.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends on the Company’s website.
About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 134 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, our ability to implement our business and operating initiatives to improve profitability, how well we manage our growth, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, difficulties in determining the outcome and impact of litigation, the accuracy of and changes in assumptions for estimated costs for the settlement of lease liabilities and related costs and non-cash fixed asset impairment, timing in execution of our real estate strategy, the outcome of negotiations with landlords and other third parties in executing the real estate strategy, the impact of the threat of terrorist attacks and war, our ability to maintain an effective system of internal control over financial reporting, risks related to our recent restatement and other risks detailed in the Company’s Securities and Exchange Commission filings.
[Tables Follow]

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	June 30,
	2008	2007
		(as restated)

ASSETS

Current assets:
Cash and cash equivalents	$45,625	$54,564
Inventories	136,591	125,878
Prepaid expenses and other current assets	16,831	19,729

	199,047	200,171

Property and equipment, net	98,416	95,795
Other assets	2,259	1,763

	$299,722	$297,729

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$2,571	$2,571
Trade accounts payable	39,817	38,194
Other current liabilities	18,821	17,265

	61,209	58,030

Non-current liabilities:
Long-term debt	17,786	20,357
Deferred tax and other liabilities	7,268	6,590
Accrued lease liability	20,299	18,366

	45,353	45,313

	106,562	103,343

Shareholders’ Equity	193,160	194,386

	$299,722	$297,729

A.C. MOORE ARTS & CRAFTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
		(as restated)		(as restated)

Net sales	$126,430	$124,439	$252,974	$259,819
Cost of sales	74,067	72,360	146,500	152,429

Gross Margin	52,363	52,079	106,474	107,390
Selling, general and administrative expenses	57,657	52,804	113,267	107,253
Costs related to change in management	—	145	—	435
Store pre-opening and closing expenses	1,328	233	1,956	491

Income (Loss) from operations	(6,622)	(1,103)	(8,749)	(789)
Net interest expense (income)	65	(217)	371	(450)

Income (Loss) before income taxes	(6,687)	(886)	(9,120)	(339)
Provisions (Benefit) for income taxes	(2,422)	(327)	(3,088)	(125)

Net income (loss)	$(4,265)	$(559)	$(6,032)	$(214)

Basic net income (loss) per share	$(0.21)	$(0.03)	$(0.30)	$(0.01)

Diluted net income (loss) per share	$(0.21)	$(0.03)	$(0.30)	$(0.01)

Weighted average shares outstanding	20,299,000	20,229,000	20,299,000	20,207,000

Weighted average shares outstanding plus impact of stock options	20,299,000	20,229,000	20,299,000	20,207,000